Exhibit 4.08
Rules for Interpreting and Applying the
Regulations of the General Shareholders Meeting of
Promotora de Informaciones, S.A. (PRISA)
These rules for interpreting and applying the Regulations of the General Shareholders Meeting of PRISA (hereinafter, the “Regulations”) were approved by the company’s Board of Directors on February 17, 2005, further to a prior favorable report from the Audit and Compliance Committee, and were amended by the Board of Directors at its meetings held on February 16, 2006 (after likewise having received a favorable report from the aforementioned Committee) and on February 15, 2007 (after having received a favorable report from the Corporate Governance, Appointments and Remuneration Committee), pursuant to Article 26 of the Regulations that provides that the Regulations shall be interpreted by the Board of Administration in accordance with the company bylaws and any applicable legal provisions.
Signature of the shareholder on votes cast by electronic means
Given that Article 11.2.c) of the del Regulations provides that shareholders may vote by electronic means, the electronic document that they send must include a recognized electronic signature as used by the shareholders, or another type of electronic signature that the Board of Directors, in view of the state of the art and applicable legal provisions, declares to be sufficient in a prior resolution adopted in that regard because it is deemed to provide adequate guarantee of authenticity and to identify the shareholders exercising their voting rights. The recognized or advanced electronic signatures of any of the following providers of certification services are deemed sufficient, since the Board of Directors considers adequate their guarantees of authenticity and their capacity to identify shareholders when casting their votes:
•	CERES (Fábrica Nacional de Moneda y Timbre- Real Casa de la Moneda)

•	CAMERFIRMA

•	ANCERT (Agencia Notarial de Certificación)
Likewise, and since it offers the aforementioned guarantees of authenticity and identification, the National Electronic Identity Card (DNIe), issued by the Interior Ministry’s Directorate General of the Police, has been declared sufficient (for those purposes).
The requisites set forth above shall likewise be applicable when shareholders exercise their right to information via email or another means of electronic communication, as well as when shareholders delegate their votes by electronic means, in accordance with the provisions of Articles 6.5 and 8.4 of the Regulations.
Irrevocability of the Votes Cast
Given that Article 8.5 of the Regulations provides for revoking the power of proxy granted by a shareholder but, in contrast, there is no provision in the Regulations for revoking votes, it shall be understood that a shareholder’s validly cast vote, whether cast by mail or by electronic means, shall be deemed to be irrevocable.

Notwithstanding the foregoing, if a supplement to the announcement of a shareholders meeting is published and includes one or more additional items on the agenda, the shareholders who have previously exercised their distance voting rights may do so again, thus revoking their previous votes.”
Representation by Proxy
1. In view of the provisions of Article 1,710 of the Civil Code that provides that mandates must be accepted either expressly or implicitly, it should be interpreted that voting rights delegated by one shareholder to another must be expressly accepted by the latter by means of affixing his original signature to the corresponding document, or by accepting the delegated vote personally before the organizers of the Shareholders Meeting or presenting to the Company a notarized general power of attorney granting authorization to administer all of the shareholder’s assets within Spain, as provided in Article 8.1 of the Regulations.
2. In view of the literal terms of Article 15 c) of the Company Bylaws, the error in the publication of Article 8.1 of the Regulations shall be corrected by replacing the word “principal” with “proxy” at the beginning of the third sentence of the article. The article shall thus read as follows:
Shareholders may vote by proxy, delegating their votes to another shareholder. Proxies shall be granted for a specific shareholders’ meeting. This requisite will not apply when the proxy holds a general power of attorney set forth in a notarial instrument, granting him power to administer all of the principal’s assets within Spain. Representation by proxy shall be indicated on the attendance card or in a letter, in either case bearing an original signature.